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                           ARTICLES OF INCORPORATION

                                      OF

                           CLEAN TOWEL SERVICE, INC.

                                      I.

     The name of the corporation is

                          "CLEAN TOWEL SERVICE, INC."

                                      II.

     The corporation shall have perpetual duration.

                                     III.

     The corporation is organized for the purpose of owning, operating and managing a commercial towel laundry business; to launder, clean, renovate, repair, dye and otherwise service institutional, industrial and other commercial fabrics of all kinds; to engage in the cleaning and dyeing business in all of its phases; to buy, sell and deal in all materials, equipment, and property appurtenant or incidental to and useful in the towel cleaning, dyeing and repairing business; and to engage in any other lawful activities and to exercise all the powers now or hereafter conferred by the laws of the State of Georgia upon corporations.

                                      IV.

     The corporation shall have authority to issue not more than 200,000 shares of common stock of $1.00 par value.

                                      V.

     The corporation shall not commence business until it shall have received not less than $500.00 in payment for the issuance of shares of stock.
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                                      VI.

     The initial registered office of the corporation shall be at 3814 Central Avenue, Doraville, Georgia, 30340. The initial registered agent of the corporation shall be Marvin Lee.

                                     VII.

     The initial Board of Directors shall consist of two members who shall be:
Marvin Lee whose address is 438 Emmett Street, Riverdale, Georgia, and Harold D. Priest whose address is 3984 Camelot Court, Tucker, Georgia.

                                     VIII.

     The name and address of the incorporator is Marvin Lee, 438 Emmett Street, Riverdale, Georgia.

          IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.


                                    /s/ Phillip L. Martin
                                    ------------------------------------------
                                    Counsel for Petitioner

Philip L. Martin
750 Columbia Drive
Decatur, Georgia 30030
Ph. 377-6461